Exhibit 99.1

U.S. Physical Therapy Reports 2016 Results

Provides 2017 Earnings Guidance

HOUSTON--(BUSINESS WIRE)--June 7, 2017--U.S. Physical Therapy, Inc. ("USPH" or the “Company”) (NYSE: USPH), a national operator of outpatient physical therapy clinics, today reported results for the fourth quarter and year ended December 31, 2016.

For the year 2016, USPH’s net income attributable to common shareholders prior to interest expense – mandatorily redeemable non-controlling interests – change in redemption value, net of tax (“operating results”) was $24.3 million as compared to $22.2 million in 2015. Diluted earnings per share from operating results, a non-GAAP measure, was $1.94 in 2016 as compared to $1.79 in 2015. Operating results was at the upper end of management’s earnings guidance range of $23.7 million to $24.5 million and $1.90 to $1.96 per share.

In the fourth quarter of 2016, USPH’s operating results was $6.1 million as compared to $6.0 million in the fourth quarter of 2015. Diluted earnings per share from operating results, was $0.49 in the fourth quarter of 2016 as compared to $0.48 in the comparable period of 2015. The fourth quarter of 2016, with 63 business days, had one fewer business day than the fourth quarter of 2015.

For the year 2016, USPH’s net income attributable to its shareholders, in accordance with generally accepted accounting principles (“GAAP”), was $20.6 million, or $1.64 per diluted share, as compared to $20.6 million, or $1.66 per diluted share, for the year 2015. For the fourth quarter 2016, net income attributable to shareholders in accordance with GAAP, was $6.0 million, or $0.48 per diluted share, as compared to $4.8 million, or $0.38 per diluted share for the 2015 period. See schedule on page 11 for a reconciliation of net income attributable to USPH shareholders to operating results.

The FASB issued guidance during 2016 relevant to stock compensation accounting provisions. This amends how excess tax benefits should be classified. Under the guidance excess tax benefits, which have previously been accounted for in additional paid-in capital, will be a component of the income tax provision/benefit in the period in which they occur. This revised accounting became effective for all entities in 2017 but early adoption was permitted. As previously disclosed in the Form 10Q for the third quarter of 2016, the Company adopted this accounting treatment in the fourth quarter of 2016. The adoption resulted in an effective tax rate of 28.0% for the fourth quarter of 2016 and 36.6% for the year.

Year 2016 Compared to Year 2015

  Net revenues increased 7.6% from $331.3 million in 2015 to $356.5 million in 2016, due to an increase in total patient visits of 7.7% from 3,080,200 to 3,316,800 and offset by a slight decrease in the average net revenue per visit to $105.18 from $105.28. Net revenues from new clinics opened or acquired in the past 12 months was $12.8 million.
  Total clinic operating costs were $274.5 million, or 77.0% of net revenues for 2016, as compared to $252.9 million, or 76.3% of net revenues, in the 2015 period. Of the dollar increase, $10.9 million was in operating costs of new clinics opened or acquired in 2016. Total clinic salaries and related costs, including those from new clinics, were 55.7% of net revenues for 2016 versus 54.5% for 2015. Rent, clinic supplies, contract labor and other costs as a percentage of net revenues were 20.2% for 2016 versus 20.5% for 2015. The provision for doubtful accounts as a percentage of net revenues was 1.1% for 2016 and 1.3% in 2015.
  The gross margin for 2016 increased 4.7% to $82.0 million, or 23.0% of revenue, as compared to $78.4 million, or 23.7% of revenue, for the 2015 period.
  Corporate office costs were $32.5 million for 2016 compared to $31.1 million for 2015. Corporate office costs were 9.1% of net revenues for 2016 compared to 9.4% of net revenues for 2015.
  Operating income increased 4.7% to $49.5 million in 2016 as compared to $47.3 million in 2015.
  Interest expense – mandatorily redeemable non-controlling interest – change in redemption value increased to $6.2 million in 2016 from $2.7 million in 2015. The change in redemption value for acquired partnerships is based on the redemption amount (which is derived from a formula based on a specified multiple times the underlying business’ trailing twelve months of earnings before interest, taxes, depreciation, amortization and our internal management fee) at the end of the reporting period compared to the end of the previous period. See “Correction of Accounting for Redeemable Non-Controlling Interests” on page 4 of this release. The increased charge in 2016 is a direct result of increases in the profitability of the applicable partnerships from 2015.
  Interest expense – mandatorily redeemable non-controlling interest – earnings allocable, which represent the portion of earnings allocable to the holders of mandatorily redeemable non-controlling interest, increased to $4.1 million in 2016 from $3.5 million in 2015.
  Interest expense – debt and other was $1.3 million in 2016 and $1.0 million in 2015.
  The provision for income taxes for 2016 was $14.4 million and for 2015 was $14.7 million. The provision for income taxes as a percentage of income before taxes less net income attributable to non-controlling interest was 36.6% in 2016 and 39.8% in 2015.
  Net income attributable to non-controlling interests was $5.7 million in 2016 as compared to $5.9 million in 2015.
  Operating results attributable to common shareholders for 2016 rose 9.3% to $24.3 million as compared to $22.3 million for 2015. Diluted earnings per share from operating results were $1.94 for 2016 and $1.79 for 2015.
  Same store visits increased 2.2% for de novo and acquired clinics open for one year or more and same store revenue increased 2.6%. The average same store net rate per visit increased by 0.4%.

Fourth Quarter 2016 Compared to Fourth Quarter 2015

  Net revenues increased 4.8% from $86.7 million in the fourth quarter of 2015 to $90.9 million in the fourth quarter of 2016, due to an increase in total patient visits of 4.7% from 808,300 to 846,000 and an increase in the average net revenue per visit to $105.14 for the 2016 fourth quarter from $105.01 for the 2015 period. Net revenues in the fourth quarter of 2016 from new clinics opened or acquired in 2016 was $5.3 million.
  Total clinic operating costs were $72.1 million, or 79.3% of net revenues, in the fourth quarter of 2016, as compared to $65.2 million, or 75.2% of net revenues, in the 2015 period. Of the dollar increase, $4.9 million was attributable to operating costs of new clinics opened or acquired in 2016. Also, there were two unusual items in the fourth quarter of 2016. First, the Company incurred unusually high claims related to the health insurance provided to its employees amounting to an additional $588,000 charge, and the second related to the Company’s decision to combine two acquired operations in Georgia which resulted in a $250,000 charge to write-off the remaining book value of the tradename to no longer be used. These two items combined yielded an after tax charge of $504,000, or just over $0.04 per share. Employee health insurance claims have since returned to normal historical levels.
  Total clinic salaries and related costs, including those from new clinics combined with the unusually high employee health insurance claims, were 57.2% of net revenues in the recent quarter versus 53.6% in the 2015 period. Rent, clinic supplies, contract labor and other costs as a percentage of net revenues were 20.8% for the recent quarter versus 20.3% in the 2015 period. The provision for doubtful accounts as a percentage of net revenues was 1.2% for the 2016 period and for the 2015 period.
  The gross margin for the fourth quarter of 2016 was $18.8 million or 20.7%, as compared to $21.5 million, or 24.8% in the 2015 fourth quarter.
  Corporate office costs were $7.8 million in the fourth quarter of 2016 compared to $8.9 million in the 2015 fourth quarter. Corporate office costs were 8.6% of net revenues for the 2016 fourth quarter compared to 10.3% of net revenues for the 2015 period.
  Operating income for the fourth quarter of 2016 was $11.0 million or 12.1% compared to $12.6 million or 14.5% in the 2015 fourth quarter.
  Interest expense – mandatorily redeemable non-controlling interest – change in redemption value was $0.1 million in the fourth quarter of 2016 and $2.0 million in 2015 period.
  Interest expense – mandatorily redeemable non-controlling interest – earnings allocable was $0.9 million in both the fourth quarter of 2016 and 2015.
  Interest expense – debt and other was $0.3 million in the fourth quarter of 2016 and 2015.
  The provision for income taxes for the 2016 period was $2.4 million and for the 2015 period $3.3 million. The provision for income taxes as a percentage of income before taxes less net income attributable to non-controlling interest was 28.0% in the 2016 fourth quarter and 40.8% in the 2015 fourth quarter. Included in the fourth quarter of 2016 is the excess tax benefit for the 2016 year of $1.0 million related to the adoption of revised guidance on accounting for stock compensation as discussed above.
  Net income attributable to non-controlling interests was $1.3 million in the fourth quarter of 2016 as compared to $1.5 million in the year earlier period.
  Operating results attributable to common shareholders for the three months ended December 31, 2016 was $6.1 million versus $6.0 million for the 2015 period. Diluted earnings per share from operating results were $0.49 for the 2016 period and $0.48 for the 2015 period.
  Same store visits increased by 2.5% for de novo and acquired clinics open for one year or more while same store revenue increased slightly as the average same store net rate per visit decreased 2.2%. Same store revenues and visits were adjusted to reflect the number of days in each period as the 2016 quarter included 63 operating days while the 2015 quarter included 64 days.

Other Financial Measures

For the year 2016 the Company's Adjusted EBITDA grew by 6.3% to $53.5 million from $50.3 million in 2015. In the fourth quarter of 2016, the Company's Adjusted EBITDA was $12.6 million as compared to $13.7 million in the fourth quarter of 2015. See schedule on page 11.

Correction of Accounting for Redeemable Non-Controlling Interests

Shortly before the planned issuance of the Company’s 2016 annual financial statements, it was determined that previous accounting for redeemable non-controlling interests was incorrect. This error resulted in the reporting of a material weakness in financial controls as relates to this issue and required the restatement of prior period financials.

Non-controlling interests which have a redemption feature are now classified as mandatorily redeemable non-controlling interests. The mandatorily redeemable non-controlling interests in the consolidated financial statements consist of those owners who have certain redemption rights, whether currently exercisable or not, and which currently, or in the future, require that the Company purchase the non-controlling interest of those owners at a predetermined formula based on a multiple of trailing twelve months earnings performance as defined in the respective limited partnership agreements. The redemption rights are triggered at such time as both of the following events have occurred: 1) termination of the owner’s employment, regardless of the reason for such termination, and 2) the passage of specified number of years after the closing of the transaction, typically three to five years, as defined in the limited partnership agreement.

On the date the Company acquires a controlling interest in a partnership and the limited partnership agreement contains mandatory redemption rights, the fair value of the non-controlling interest is recorded in the long-term liabilities section of the consolidated balance sheet under the caption – Mandatorily redeemable non-controlling interests. Then, in each reporting period thereafter until purchased by the Company, the redeemable non-controlling interest is adjusted to its then current redemption value, based on the predetermined formula defined in the respective partnership agreement. The Company reflects any adjustment in the redemption value and any earnings attributable to the mandatorily redeemable non-controlling interest in its consolidated statements of net income by recording the adjustments and earnings to other income and expense in the captions - Interest expense – mandatorily redeemable non-controlling interests – change in redemption value and Interest expense – mandatorily redeemable non-controlling interests – earnings allocable.

Accordingly, the Company, in its Annual Report Form 10-K for the year ended December 31, 2016, corrected its consolidated financial statements for the years ended December 31, 2014 and 2015. In addition, any prior year information, within footnotes, including quarterly data, affected by this correction was updated within the annual report.

Management’s Comments

Chris Reading, Chief Executive Officer, said, “The year 2016 ended with another solid quarter for same store visit growth and with excellent development activity. For the year we opened, primarily within our top 20 partnerships, the largest number of new de novo locations in the past 10 years, plus added a number of additional facilities through acquisition. Our strong development progress has continued thus far in 2017. We are pleased to be able to get back out to meet with our shareholders and to provide an updated, and current, outlook for our Company.”

Management 2017 Earnings Guidance

Management currently expects the Company’s operating results for the year 2017 to be in the range of $26.0 million to $27.3 million and $2.07 to $2.16 in diluted earnings per share as compared to $24.3 million and $1.94, respectively, for the year 2016. This earnings range is based on an assumed annual corporate tax rate of approximately 37%. Please note that management’s guidance range represents projected earnings from existing operations excluding potential future acquisitions. The annual guidance figures will not be updated unless there is a material development that causes management to believe that earnings will be significantly outside the given range.

Forward-Looking Statements

This press release contains statements that are considered to be forward-looking within the meaning under Section 21E of the Securities Exchange Act of 1934, as amended. These statements contain forward-looking information relating to the financial condition, results of operations, plans, objectives, future performance and business of our Company. These statements (often using words such as “believes”, “expects”, “intends”, “plans”, “appear”, “should” and similar words) involve risks and uncertainties that could cause actual results to differ materially from those we expect. Included among such statements may be those relating to new clinics, availability of personnel and the reimbursement environment. The forward-looking statements are based on our current views and assumptions and actual results could differ materially from those anticipated in such forward-looking statements as a result of certain risks, uncertainties, and factors, which include, but are not limited to:

  the risk that the restatement of prior financial statements due to the correction in the accounting method for redeemable non-controlling interests could adversely affect the Company’s ability to make timely filings with the Securities and Exchange Commission;
  cost, risks and uncertainties associated with the Company’s recent restatement of its prior financial statements due to the correction of its accounting methodology for redeemable non-controlling partnership interests, and including any pending and future claims or proceedings relating to such matters;
  changes as the result of government enacted national healthcare reform;
  changes in Medicare rules and guidelines and reimbursement or failure of our clinics to maintain their Medicare certification status;
  revenue we receive from Medicare and Medicaid being subject to potential retroactive reduction;
  business and regulatory conditions including federal and state regulations;
  governmental and other third party payor inspections, reviews, investigations and audits;
  compliance with federal and state laws and regulations relating to the privacy of individually identifiable patient information, and associated fines and penalties for failure to comply;
  legal actions; which could subject us to increased operating costs and uninsured liabilities;
  changes in reimbursement rates or payment methods from third party payors including government agencies and deductibles and co-pays owed by patients;
  revenue and earnings expectations;
  general economic conditions;
  availability and cost of qualified physical therapists;
  personnel productivity and retaining key personnel;
  competitive, economic or reimbursement conditions in our markets which may require us to reorganize or close certain clinics and thereby incur losses and/or closure costs including the possible write-down or write-off of goodwill and other intangible assets;
  acquisitions, purchase of non-controlling interests (minority interests) and the successful integration of the operations of the acquired businesses;
  maintaining adequate internal controls;
  maintaining necessary insurance coverage;
  our ability to design and maintain effective internal control over financial reporting and remediate the material weakness in internal control over financial reporting related to our accounting for redeemable non-controlling partnership interests;
  availability, terms, and use of capital; and
  weather and other seasonal factors.

Many factors are beyond our control. Given these uncertainties, you should not place undue reliance on our forward-looking statements. Please see our periodic reports filed with the Securities and Exchange Commission for more information on these factors. Our forward-looking statements represent our estimates and assumptions only as of the date of this press release. Except as required by law, we are under no obligation to update any forward-looking statement, regardless of the reason the statement is no longer applicable.

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 562 outpatient physical therapy clinics in 41 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 31 physical therapy facilities for unaffiliated third parties, including hospitals and physician groups. The Company also provides onsite services for clients’ employees including injury prevention, rehabilitation, ergonomic assessments and performance optimization.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF NET INCOME* (IN THOUSANDS, EXCEPT PER SHARE DATA) (unaudited)

	For the Three Months Ended		For the Year Ended
		As Restated *		As Restated *
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015

Net patient revenues	$88,946	$84,881	$348,839	$324,293
Other revenues	1,918	1,843	7,707	7,009
Net revenues	90,864	86,724	356,546	331,302
Clinic operating costs:
Salaries and related costs	51,986	46,470	198,495	180,514
Rent, clinic supplies, contract labor and other	18,930	17,612	71,868	68,046
Provision for doubtful accounts	1,078	1,051	4,040	4,170
Closure costs	77	86	131	211
Total clinic operating costs	72,071	65,219	274,534	252,941

Gross margin	18,793	21,505	82,012	78,361

Corporate office costs	7,839	8,894	32,479	31,067
Operating income	10,954	12,611	49,533	47,294

Interest and other income, net	31	33	93	81
Interest expense
Mandatorily redeemable non-controlling interests - change in redemption value	(113)	(1,973)	(6,169)	(2,670)
Mandatorily redeemable non-controlling interests - earnings allocable	(911)	(864)	(4,057)	(3,538)
Debt and other	(298)	(266)	(1,252)	(1,031)
Total interest expense	(1,322)	(3,103)	(11,478)	(7,239)

Income before taxes	9,663	9,541	38,148	40,136

Provision for income taxes	2,355	3,276	11,880	13,647

Net income	7,308	6,265	26,268	26,489

Less: net income attributable to non-controlling interests	(1,263)	(1,504)	(5,717)	(5,874)

Net income attributable to USPH shareholders	$6,045	$4,761	$20,551	$20,615

Basic and diluted earnings per share attributable to USPH shareholders	$0.48	$0.38	$1.64	$1.66

Shares used in computation - basic	12,519	12,421	12,500	12,392

Shares used in computation - diluted	12,519	12,421	12,500	12,392

Dividends declared per common share	$0.17	$0.15	$0.68	$0.60

*See Notes 1 and 2 on page 12.

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS* (IN THOUSANDS, EXCEPT SHARE DATA) (unaudited)

	December 31, 2016	December 31, 2015
ASSETS		(restated)
Current assets:
Cash and cash equivalents	$20,047	$15,778
Patient accounts receivable, less allowance for doubtful accounts of $1,792 and $1,444, respectively	38,840	36,231
Accounts receivable - other, less allowance for doubtful accounts of $-0- and $198, respectively	2,649	2,388
Other current assets	4,428	5,803
Total current assets	65,964	60,200
Fixed assets:
Furniture and equipment	48,426	44,749
Leasehold improvements	26,765	25,160
Fixed assets, gross	75,191	69,909
Less accumulated depreciation and amortization	56,018	53,255
Fixed assets, net	19,173	16,654
Goodwill	226,806	195,373
Other identifiable intangible assets, net	38,060	30,296
Other assets	1,228	1,234
Total assets	$351,231	$303,757
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable - trade	$1,634	$1,636
Accrued expenses	21,756	16,596
Current portion of notes payable	1,227	775
Total current liabilities	24,617	19,007
Notes payable	4,596	4,335
Revolving line of credit	46,000	44,000
Mandatorily redeemable non-controlling interests	69,190	45,974
Deferred taxes	15,736	15,508
Deferred rent	1,575	1,395
Other long-term liabilities	829	1,228
Total liabilities	162,543	131,447
Commitments and contingencies
U.S. Physical Therapy, Inc. ("USPH") shareholders’ equity:
Preferred stock, $.01 par value, 500,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.01 par value, 20,000,000 shares authorized, 14,732,699 and 14,635,874 shares issued, respectively	147	146
Additional paid-in capital	68,687	64,238
Retained earnings	150,342	138,301
Treasury stock at cost, 2,214,737 shares	(31,628)	(31,628)
Total USPH shareholders’ equity	187,548	171,057
Non-controlling interests	1,140	1,253
Total USPH shareholders' equity and non-controlling interests	188,688	172,310
Total liabilities, USPH shareholders' equity and non-controlling interests	$351,231	$303,757

* See Note 2 on page 12.

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (IN THOUSANDS, EXCEPT PER SHARE DATA) (unaudited)

	Year Ended
	December 31, 2016	December 31, 2015
OPERATING ACTIVITIES		(restated)
Net income including non-controlling interests	$26,268	$26,489
Adjustments to reconcile net income including non-controlling interests to net cash provided by operating activities:
Depreciation and amortization	8,779	7,952
Provision for doubtful accounts	4,040	4,170
Equity-based awards compensation expense	4,962	4,491
Loss on sale of fixed assets	152	84
Excess tax benefit from equity-based awards	-	(947)
Deferred income tax	2,979	5,953
Other	-	180
Changes in operating assets and liabilities:
Increase in patient accounts receivable	(3,275)	(5,519)
Increase in accounts receivable - other	(400)	(852)
Increase in other assets	(1,399)	(1,375)
Increase (decrease) in accounts payable and accrued expenses	2,994	(7,011)
Increase in mandatorily redeemable non-controlling interests	5,598	2,509
Increase in other liabilities	352	1,396
Net cash provided by operating activities	51,050	37,520

INVESTING ACTIVITIES
Purchase of fixed assets	(8,260)	(6,263)
Purchase of businesses, net of cash acquired	(23,623)	(18,965)
Acquisitions of non-controlling interests	(670)	(968)
Proceeds on sale of fixed assets, net	61	71
Net cash used in investing activities	(32,492)	(26,125)

FINANCING ACTIVITIES
Distributions to non-controlling interests	(5,718)	(5,892)
Cash dividends to shareholders - funded	(8,510)	(7,449)
Proceeds from revolving line of credit	168,000	103,000
Payments on revolving line of credit	(166,000)	(93,500)
Payments to settle mandatorily redeemable non-controlling interests	(1,262)	(6,115)
Principal payments on notes payable	(800)	(884)
Tax benefit from equity-based awards	-	947
Other	1	5
Net cash used in financing activities	(14,289)	(9,888)

Net increase in cash and cash equivalents	4,269	1,507
Cash and cash equivalents - beginning of period	15,778	14,271
Cash and cash equivalents - end of period	$20,047	$15,778

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Income taxes	$10,584	$7,779
Interest	$784	$884
Non-cash investing and financing transactions during the period:
Purchase of business - seller financing portion	$1,000	$1,800
Acquisition of non-controlling interest - seller financing portion	$387	$-
Payment to settle redeemable non-controlling interest - financing portion	$127	$3,077
Sale of non-controlling interests	$(138)	$-

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

OPERATING RESULTS AND ADJUSTED EBITDA
(IN THOUSANDS, EXCEPT PER SHARE DATA)

The following tables reconcile net income attributable to USPH shareholders calculated in accordance with GAAP to operating results and Adjusted EBITDA. Management believes providing operating results and Adjusted EBITDA to investors is useful information for comparing the Company's period-to-period results. Operating results is defined as USPH’s net income attributable to common shareholders prior to interest expense – mandatorily redeemable non-controlling interests – change in redemption value, net of tax. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization and equity compensation expense. Operating results and Adjusted EBITDA are not measures of financial performance under GAAP. Adjusted EBITDA and Adjusted Net Income should not be considered in isolation or as an alternative to, or substitute for, net income attributable to USPH shareholders presented in the consolidated financial statements.

	Three Months Ended December 31,		For the Year Ended
	2016	2015	2016	2015
				(as restated)
Net income attributable to USPH shareholders	$6,045	$4,761	$20,551	$20,615

Adjustments:
Interest expense MRNCI * - change in redemption value, net of tax	69	1,199	3,748	1,622
Operating results	$6,114	$5,960	$24,299	$22,237

Basic and diluted operating results per share	$0.49	$0.48	$1.94	$1.79

Shares used in computation:
Basic and diluted	12,519	12,421	12,500	12,392

	Three Months Ended December 31,		For the Year Ended
	2016	2015	2016	2015
				(as restated)
Net income attributable to USPH shareholders	$6,045	$4,761	$20,551	$20,615

Adjustments:
Depreciation and amortization	2,570	2,296	8,779	7,952
Interest income	(31)	(33)	(93)	(81)
Interest expense MRNCI * - change in redemption value	113	1,973	6,169	2,670
Interest expense - debt and other	298	266	1,252	1,031
Provision for income taxes	2,355	3,276	11,880	13,647
Equity-based awards compensation expense	1,214	1,123	4,962	4,491

Adjusted EBITDA	$12,564	$13,662	$53,500	$50,325

* Mandatorily redeemable non-controlling interest

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES RECAP OF CLINIC COUNT

March 31, 2015	494
June 30, 2015	501
September 30, 2015	506
December 31, 2015	508

March 31, 2016	512
June 30, 2016	516
September 30, 2016	524
December 31, 2016	540

  Note 1 – Included in the fourth quarter and year ended December 31, 2016 is a credit to the provision for income taxes of $1.0 million for the excess tax benefit related to stock compensation. In March 2016, a new accounting regulation was issued to simplify some provisions in stock compensation accounting. Among other items, the guidance amends how excess tax benefits should be classified. Prior to adoption of this new regulation, excess tax benefits were recorded in additional paid-in capital, but will now become a component of the income tax provision/benefit in the period in which they occur. For public business entities, this guidance is effective for fiscal years starting after December 15, 2016, including interim periods within those fiscal years but early adoption is allowed, which is what USPH has done.
  Note 2 - Shortly before the planned issuance of the Company’s 2016 annual financial statements, it was determined that previous accounting for redeemable non-controlling interests was incorrect. This error has resulted in the reporting of a material weakness in internal controls over financial reporting as relates to this issue and has required the restatement of prior period financials.

Non-controlling interests which have a redemption feature are now classified as mandatorily redeemable non-controlling interests. The mandatorily redeemable non-controlling interests in the consolidated financial statements consist of those owners who have certain redemption rights, whether currently exercisable or not, and which currently, or in the future, require that the Company purchase the non-controlling interest of those owners at a predetermined formula based on a multiple of trailing twelve months earnings performance as defined in the respective limited partnership agreements. The redemption rights are triggered at such time as both of the following events have occurred: 1) termination of the owner’s employment, regardless of the reason for such termination, and 2) the passage of specified number of years after the closing of the transaction, typically three to five years, as defined in the limited partnership agreement.

On the date the Company acquires a controlling interest in a partnership and the limited partnership agreement contains mandatory redemption rights, the fair value of the non-controlling interest is recorded in the long-term liabilities section of the consolidated balance sheet under the caption – Mandatorily redeemable non-controlling interests. Then, in each reporting period thereafter until purchased by the Company, the redeemable non-controlling interest is adjusted to its then current redemption value, based on the predetermined formula defined in the respective partnership agreement. The Company reflects any adjustment in the redemption value and any earnings attributable to the mandatorily redeemable non-controlling interest in its consolidated statements of net income by recording the adjustments and earnings to other income and expense in the captions - Interest expense – mandatorily redeemable non-controlling interests – change in redemption value and Interest expense – mandatorily redeemable non-controlling interests – earnings allocable.

Accordingly, the Company, in its Annual Report Form 10-K for the year ended December 31, 2016, corrected its consolidated financial statements for the years ended December 31, 2014 and 2015. In addition, any prior year information, within footnotes, including quarterly data, affected by this correction was updated within the annual report.

CONTACT:
U.S. Physical Therapy, Inc.
Larry McAfee, (713) 297-7000
Chief Financial Officer
or
Chris Reading, (713) 297-7000
Chief Executive Officer
or
Three Part Advisors
Joe Noyons, (817) 778-8424